Exhibit 99.2

Trammell Crow Company

Statements of Income

(in thousands, except share and per share data)

			(UNAUDITED)
	For the Year Ended December 31,		For the Three Months Ended December 31,
	2003	2002	2003	2002
	(A)	(A)		(A)
Revenues:
Corporate Services:
Facilities management	$208,936	$233,756	$53,865	$59,602
Corporate advisory services	123,335	108,414	40,071	33,956
Project management services	65,500	58,134	19,058	14,872
	397,771	400,304	112,994	108,430
Institutional Services:
Property management	143,727	147,613	34,169	35,355
Brokerage	95,593	95,657	33,886	26,216
Construction management	10,736	10,006	3,444	3,162
	250,056	253,276	71,499	64,733

Development and construction	44,277	55,112	16,512	18,503
	692,104	708,692	201,005	191,666

Gain on disposition of real estate	13,420	24,218	8,221	13,540
Other	2,308	1,186	1,244	333
	707,832	734,096	210,470	205,539
Costs and expenses:
Salaries, wages and benefits	452,195	472,810	120,220	123,779
Commissions	98,957	87,396	34,982	26,869
General and administrative	120,516	133,736	35,493	38,799
Depreciation and amortization	16,992	17,815	3,605	4,179
Interest	7,074	10,219	1,305	2,396
	695,734	721,976	195,605	196,022

Income from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	12,098	12,120	14,865	9,517

Income tax expense	(4,906)	(5,402)	(6,113)	(4,190)
Minority interest, net of income taxes (B)	1,231	1,619	(688)	732
Income from investments in unconsolidated subsidiaries, net of income taxes (B)	9,839	4,961	4,923	376
Income from continuing operations	18,262	13,298	12,987	6,435

Income from discontinued operations, net of income taxes (B)	2,778	3,355	2,054	2,547
Net income	$21,040	$16,653	$15,041	$8,982

Diluted income per share:
Income from continuing operations	$0.49	$0.36	$0.35	$0.17
Income from discontinued operations	0.08	0.09	0.06	0.07
Net income	$0.57	$0.45	$0.41	$0.24

Weighted average common shares outstanding	36,780,515	36,797,012	37,119,286	36,670,676

Net income	$21,040	$16,653	$15,041	$8,982
Depreciation and amortization (C)	16,996	17,829	3,605	4,193
Interest (D)	7,369	10,346	1,375	2,493
Income tax expense	14,350	13,391	9,708	7,105
EBITDA (E)	$59,755	$58,219	$29,729	$22,773

(A)  In accordance with the discontinued operations provisions of FAS 144, certain revenues and expenses for the nine months ended September 30, 2003, and for the three and twelve months ended December 31, 2002, have been reclassified to conform to the presentation for the three months ended December 31, 2003. These reclassifications did not have any impact on net income or EBITDA.

(B)  Income tax expense has been calculated using an effective tax rate applicable to these line items.

(C)  Includes depreciation and amortization related to discontinued operations of $0 and $4 for the three and twelve months ended December 31, 2003, respectively, and $14 and $14 for the three and twelve months ended December 31, 2002, respectively.

(D)  Includes interest related to discontinued operations of $70 and $295 for the three and twelve months ended December 31, 2003, respectively, and $97 and $127 for the three and twelve months ended December 31, 2002, respectively.

(E)  EBITDA represents earnings before interest, income taxes and depreciation and amortization. The Company believes that EBITDA is a meaningful measure of the Company’s operating performance, cash generation and ability to service debt. However, EBITDA should not be considered as an alternative to: (1) net earnings (determined in accordance with accounting principles generally accepted in the United States (“GAAP”)); (2) operating cash flow (determined in accordance with GAAP); or (3) liquidity. The Company also believes that EBITDA is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing and accounting decisions. The Company’s calculation of EBITDA may, however, differ from similarly titled items reported by other companies.